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On April 6, 2018, Newell Brands Inc. (the “Company”) published its 2017 Annual Report. A copy of the 2017 Annual Report is attached as Exhibit 1. Also on April 6, the board of directors (the “Board”) of the Company mailed a letter to the Company’s shareholders (the “April 6 Shareholder Letter”) encouraging them to vote for the Board’s nominees at the Company’s 2018 Annual Meeting of Shareholders. The April 6 Shareholder Letter was previously filed with the SEC on Schedule 14A. After mailing the April 6 Shareholder Letter, the Company emailed its employees, notifying them of the availability of the 2017 Annual Report and the April 6 Shareholder Letter. A copy of the Company’s email is attached as Exhibit 2.

EXHIBIT 1

2017 Annual Report Life by Newell

Buckling a little one into his stroller for a Saturday morning coffee run. Adding decorative flair for a dinner party with friends. Gearing up for adventure in the great outdoors. Launching a creative project. In the experiences that give life meaning, Newell Brands is there, with products that help consumers live to the fullest, elicit their passions and inspire the moments that matter most. That’s Life by Newell.

Newell Brands 2017 Annual Report 3 Newell Brands’ Internship Program Wins Big Newell Brands was recognized in the 2017 Internship Awards conducted by careers site WayUp as a top-ranked program in America. Additionally, campus recruiting manager, Christine Terminello, was recognized as the #1 ranked Internship Program Manager. “ Ranking among the top internship programs absolutely validates the incredible program we have in place, but we have big plans for even more creative ways to attract talented college students in 2018 and beyond,” Christine said. Oster Thrives in LATAM In 2017, consumers in Latin America embraced Oster’s key promises of power and performance. Driven by high demand for products such as the Xpert Series™ blender and the Prima Latte™ Espresso, Cappuccino & Latte Machine, sales in our Appliance and Cookware Division grew at a double-digit rate in the region. Admiring the Sights of London with Parker For the first time in 10 years, Parker was back on the air with an advertising campaign in the United Kingdom promoting the iconic Jotter pen, featured in a range of colors inspired by famous London landmarks. The Jotter campaign included TV spots, a social media and influencer campaign, in-store displays, promo packs and an experiential Jotter London activation on university campuses. During the campaign, Jotter sell-out almost doubled versus the same period in 2016 and continued to drive accelerated growth after the campaign ended. Brilliant Design with Rubbermaid Brilliance® Guaranteed not to leak, Rubbermaid Brilliance® food storage containers are intelligently crafted and beautifully designed. Paired with a splatter-resistant lid design, these BPA-free food storage containers are built with an airtight leak-proof seal, secure latches and built-in vents. Rubbermaid Brilliance food storage containers also save space, with a modular design that perfectly stacks in consumers’ pantries, refrigerators or lunch bags. Marmot Develops the Fabric of the Future After two years of research, design and development, the next generation of synthetic insulation for outdoor apparel has arrived: Marmot® Featherless. Featherless is the latest example of Marmot’s adventure-minded philosophy, inspiring athletes to get out and explore no matter the conditions. With warmth equal to 700 fill power down, Featherless is ultralight, packable and stays warm when wet. Life by Ne

wellNewell Brands 2017 Annual Report 4 Keeping Children Safe & Snug with Graco One of the most impactful innovations in the infant car seat industry in years, Graco SnugRide® SnugLock® Infant Car Seats were designed with a hassle-free installation process using either a vehicle seat belt or Graco’s LATCH technology. After three simple steps, parents hear that “click” and feel confident that their car seat has been securely installed. “ The SnugRide SnugLock Infant Car Seat eliminates the guesswork often associated with car seat installation and provides parents peace of mind that their baby is secure when they take to the road,” said Erin Varano, Brand Marketing Director at Graco. The SnugRide SnugLock platform will expand the SnugLock installation technology to a broad set of Graco offerings in 2018. Jostens Continues Tradition of Commemorating Champions To celebrate their first MLB World Series™ championship in 108 years, Jostens partnered with the Chicago Cubs™ on a new retail store concept for sports collectibles and memorabilia, giving consumers the opportunity to interact with the Jostens® brand in a differentiated channel. The Jostens Store at The Park at Wrigley Field is a first-of-its-kind, exclusive partnership between a professional sports team and a jewelry manufacturer. Additionally, Jostens continues to be the trusted partner to capture the championship stories of more major sports league champions than any other company. First Alert Sparks Innovation with Onelink® The innovative, easy-to-install Onelink® Safe & Sound is the first alarm system that combines intelligent protection from smoke, fire and carbon monoxide with superior two-way audio capabilities and compatibility with connected home platforms, including Amazon Alexa, Apple HomeKit and Google Assistant. Onelink was unveiled at the Consumer Electronics Show (CES), the world’s largest tradeshow for innovators and breakthrough technologies, in Las Vegas, Nevada, and showcased at the International Builders Show (IBS), which attracts 60,000 construction professionals each year, in Orlando, Florida. Pure Fishing Catches Praise at ICAST Newell Brands’ Fishing Division appeared at the International Convention of Allied Sportfishing Trades (ICAST), the world’s largest sport fishing trade show, showcasing the latest innovations in tackle, gear, accessories and apparel. While at the show, our brands were recognized in the following categories: Best of Category — Fishing Line Berkley Fireline Ultra 8 Best of Category — Fly Reel Pflueger Supreme QRS Fly Reel First Runner-Up — Saltwater Reel PENN International VI — 50VISW Chesapeake Bay Candle Joins the Home Fragrance Division Newell Brands proudly welcomed Chesapeake Bay Candle to our dynamic Home Fragrance portfolio of brands in September 2017, following the addition of WoodWick in January 2017. “ We are excited to join the family of Newell Brands and the Home Fragrance division. Together with Yankee Candle and WoodWick, we intend to inspire consumers worldwide to celebrate life’s every occasion,” said Mei Xu, Co-Founder and CEO of Chesapeake Bay Candle. Life by Newell

Newell Brands 2017 Annual Report 5 Yankee Candle Lights Up SoHo at Candle Power Pop-Up Shop Located in Manhattan’s SoHo neighborhood from November to January, Yankee Candle, WoodWick and Chesapeake Bay Candle opened Candle Power, an experiential boutique complete with immersive, multi-sensory installations, personalized candles, a scent test bar, craftsmanship area, gift bar and more. “Viral brand marketing campaigns, when executed correctly, can be powerful vehicles to reach new consumers,” said Hope Lenhart, Associate Brand Manager, Home Fragrance Division. “We already have great brand recognition with Yankee Candle, so we leveraged that to build an immersive and buzz-worthy experience. This played a key role in the marketing success of the pop-up, allowed us to be recognized by the media and social influencers in New York City and drove brand awareness among key demographics for WoodWick and Chesapeake Bay Candle.” Parker and Waterman Mark 50 Years of Craftsmanship Newell Brands’ Fine Writing manufacturing facility, located in Nantes, France, celebrated its 50th anniversary in July. More than 350 manufacturing team members joined the leadership team in the celebration of this achievement. Since 1967, the factory has been expertly crafting Parker and Waterman fine writing instruments for valued customers. During that time, more than 330 million pens and 150 million refills have been produced, while 3.8 tons of gold have been used for fountain pen nibs and pen manufacturing — equivalent to the weight of three compact cars. “The Nantes facility is a wealth of knowledge and pen-making expertise,” said Ernie Hoover, General Manager, Fine Writing. Crock-Pot Introduces the Express Crock Multi-Cooker The Crock-Pot® Express Crock Multi-Cooker is an all-in-one appliance that gives home chefs the ability to cook meals up to 70 percent faster than traditional cooking methods. The innovation was developed after the Crock-Pot team identified the growing trend for easy, multi-functional cooking needs among consumers and promptly fast-tracked the product to market. Welcoming Sistema To expand our global footprint, in April 2017, Newell Brands finalized its acquisition of Sistema Plastics, a leading New Zealand-based manufacturer and marketer of innovative food storage containers with strong market shares in Australia, New Zealand, United Kingdom and parts of continental Europe. From on-the-go beverage containers and lunch boxes to microwaveable mugs and kitchen storage boxes, millions of customers in 82 countries around the world use Sistema® products to help make their lives easier. Life by Newell Celebrating the Rawlings Gold Glove Awards® The annual awards ceremony, honoring the best individual fielding performances at each position in the American League™ and National League™ in Major League Baseball, took place on November 10, 2017 at the Plaza Hotel in New York City.

Life by Newell



Rubbermaid Commercial Products Awarded Grant from State of Virginia

In recognition of its contributions to the community and local economy, Rubbermaid Commercial Products received a $500,000 grant from the Virginia Port Authority to enhance its local operations and investment in the Winchester-based facility's infrastructure.



Contigo Features Spill-Proof AUTOSEAL® Technology in TV Campaign

Contigo's first television commercial was broadcast in April 2017, and based on its success, Contigo was back on the air during the holiday season, featuring the West Loop travel mug with AUTOSEAL® technology.

Newell Brands Launches Go Teach!

Last spring, Newell Brands introduced Go Teach!, a powerful initiative designed to inspire, empower and motivate teachers to keep doing what they love — teaching. The program, in tandem with our Sharpie, Paper Mate and Expo brands, embraces teachers of all grades, subjects and experience levels.

Currently, more than 127,000 teachers are part of the Go Teach! community and Newell Brands donated 100,000 product samples during 2017.

"We love America's teachers and are inspired by their dedication and the efforts they put forth for their students every single day," said Victor Misawa, Senior Vice President of Marketing, Writing & Creative Expression. "We want to do our part to help them and America's youth continue to thrive. We are cheering for them, Go Teach!"





Going Green with Eco-Products

Eco-Products is one of the Waddington Group's most dynamic brands.

Increasing interest in sustainability has fueled the brand's growth and further cemented its position as the leading provider of environmentally friendly foodservice packaging.


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Designing for the Future in Kalamazoo

Our design team, located at the Newell Brands Design Center in Kalamazoo, Michigan, has grown to more than 150 industrial and graphic designers.

At the state-of-the-art facility, these experts collectively integrate design-oriented and innovative thinking to our portfolio of brands and fuel the growth of product innovation.

Newell Brands 2017 Annual Report 6

Newell Brands 2017 Annual Report 7 We have taken decisive action to simplify business systems, take out costs and invest in new e-commerce capabilities, product design and talent across the broader portfolio. Thus far, we’ve realized a significant number of achievements:    Restructuring the company from 32 discrete business units to 15 operating divisions;    Scaling a new enterprise-wide E-commerce Division that grew at a strong double-digit rate;    Sharpening the focus of the portfolio by completing three bolt-on acquisitions and eight divestitures;    Generating over $350 million in annual savings and synergies;    Building the size of our future innovation funnel, particularly on our recently acquired brands    Delivering competitive levels of core sales growth and increasing U.S. market share by more than 70 basis points;    Combining the net proceeds of divestitures with over $930 million in operating cash flow to repay $1.4 billion in debt in 2017, cumulatively paying down debt by $3.4 billion since the completion of the Jarden acquisition in 2016; and    Returning over $580 million to shareholders in the form of dividends and share repurchases. This progress was significant and accomplished in the context of a difficult U.S. retail landscape and an increasingly inflationary environment which created headwinds for the company and in some ways masked the progress we have made. A Letter TLeotte rO to Suharr eSholhdearsreholders Accelerating the Transformation 2017 was a transformational year for our Company as two legacy businesses came together as Newell Brands, operating as one organization, under one corporate strategy. In the context of these challenging retailer realities, we have launched an Accelerated Transformation Plan. This plan will create a company that is simpler, faster and stronger. We are focused on becoming a leading branded consumer goods company, with an emphasis on strengthening margins and cash generation while positioning Newell Brands for future growth. We’ve identified a path to simplify the company by focusing on a core group of consumer facing brands and categories that will be most responsive to our competitively-advantaged capabilities in product design, innovation and e-commerce, and therefore have the greatest potential to win in our global categories and generate value for shareholders. We will capture that potential by capitalizing on Newell Brands’ scale and differentiated capabilities to drive market share gains through innovation, e-commerce and international deployment. We will create this scaled consumer goods portfolio through a set of accretive divestiture opportunities to be executed at competitive market multiples. At the same time, we’ll continue our uncompromising drive to reduce costs, simplify operations and improve operating efficiencies — all with a goal of increasing operating income, improving financial flexibility, and increasing free cash flow and the return of capital to shareholders. This work will be guided by a Board of Directors that recently welcomed six new independent directors. Your refreshed Board consists of seasoned leaders who bring significant experience, collective expertise, and a shared understanding of the complexities of our business and our strategy to win in a rapidly changing retail landscape. Together, we’re excited about transforming the power and potential of Newell Brands to create value for our shareholders. A sincere thanks to all my Newell Brands colleagues who continue to work exceptionally hard to make this a reality, and to you for your continued support. Michael B. Polk Chief Executive Officer

Newell Brands 2017 Annual Report 8 Behind the Scenes of Life: E-commerce 2017 was a transformative year for our E-commerce Division, which now employs more than 400 people. These e-commerce experts helped generate strong double-digit growth in 2017 across our E-commerce business. In fact, e-commerce now represents approximately 11 percent of Newell Brands’ revenues. The E-commerce team developed a competitive advantage by leveraging talented people and world-class technology, focusing intensely on driving results and activating nimbly across our portfolio of brands. As a result, this advantaged capability generated strong double-digit sales growth across three e-commerce channels: pure-play partners, retailer. com sites and our own brands’ individual direct-to-consumer sites. E-commerce Division Wired for Success

Newell Brands 2017 Annual Report 9 While 2017 was an incredible step forward for our E-commerce Division, we’re excited for the significant opportunity to expand our global footprint moving forward. One of the most strategic e-commerce highlights of 2017 was an exclusive Newell Brands two-day event held in partnership with Amazon.com in January. The event functioned as a website takeover, with Amazon.com offering consumers 16 Newell Deals of the Day and an assortment of 500+ product offerings across our brands. Over the promotional period, the team generated 466 million impressions online. This was a first for Newell Brands with any retail partner, showcasing the value of our extensive portfolio of writing, outdoor, baby gear, kitchen appliances, home fragrance products and more. Behind the Scenes of Life More than 400 people employed Approximately 11% of revenues Building on the success of our E-commerce Division in 2017, the team is focused on accelerating growth across the globe. And after applying learnings and principles from our success in North America to the local consumer shopping behaviors abroad, we’re positioned for accelerated growth in new markets, particularly in Europe, Australia, China, India, Japan and Latin America. Newell Brands’ investment — both fiscally and strategically — in e-commerce is a prime example of identifying opportunities and capitalizing on their potential to enhance brand awareness, drive continued market share gains and accelerate growth across our portfolio of brands.

Newell Brands 2017 Annual Report 10 Behind the Scenes of Life: Consumer Trends Social Listening: Making Slime with Elmer’s As almost any family with young children will tell you, 2017 will be remembered for the incredible phenomenon that is slime. This DIY trend and social media craze, turned serious hobby, drove tremendous growth over the course of the year. The internet exploded with slime tutorials and slime experts sharing their creations, attracting millions of viewers and fans across the globe. As a result, the slime craze is more popular than ever and has driven a significant increase in demand for slime’s primary ingredient: Elmer’s Glue. #slime

Newell Brands 2017 Annual Report 11 Behind the Scenes of Life Slime has not only become popular among children and teens, but even adults! It’s an easy craft product to create at home or school, simply requiring Elmer’s Glue, baking soda and contact lens solution. The possibilities are endless for crafters to personalize slime, adding anything from food coloring and glitter, to sparkles and more. Before the slime phenomenon began, the number one selling item for Elmer’s was the 4 oz. White School Glue. Today, the best-selling Elmer’s item is the gallon-size White School Glue, thanks to consumers’ creating multiple “extra-large” batches of slime to share with family and friends. The Elmer’s marketing team leapt into action to fuel the demand even further, creatively developing new product lines and gift packs, including Elmer’s Magical Liquid, Elmer’s Slime Starter Kits, Elmer’s Slime Packs and, most recently, Glow in the Dark Glue. As one of Newell’s biggest marketing successes of 2017, Elmer’s bottled almost 200 million bottles of glue throughout the year.

Newell Brands 2017 Annual Report 12 Behind the Scenes of Life: Buying Experiences Personalizing America’s Favorite Candle Already known for its expressive fragrances, Yankee Candle doubled down on the power of scented candles to create intimate connections with consumers by introducing Personalized Photo Candles that commemorate fun occasions and capture a moment in time. The concept was sparked after the Yankee Candle team identified a growing consumer trend: a desire for tailored purchasing experiences and custom products with a personal connection.

Newell Brands 2017 Annual Report 13 Yankee Candle’s Personalized Photo Candles allow consumers to select their preferred candle style, their favorite fragrance and a personal photo of their choosing to create their own personalized candle label. The program represents the brand’s commitment to connecting people to special moments in their lives and bringing those moments to life every time they light their Personalized Photo Candle, providing a keepsake to be enjoyed far longer than the candle burns. An employee idea that was first brought to life on Yankee Candle’s direct to consumer website in 2015, Personalized Photo Candles were featured in a Q4 2016 holiday television advertisement that touted the capability online and generated an enthusiastic response from Yankee Candle fans. Following its success, in the first quarter of 2017, the decision was made to roll out the capability to Y ankee Candle’s 500+ retail stores. In the span of only a few months, a cross-functional team was assembled to deploy the technology to Yankee Candle’s retail stores in time for Mother’s Day 2017. Beginning approximately four weeks prior to the holiday, the team began airing television advertising spots, promoting the roll-out of the Personalized Photo Candle capability at Yankee Candle retail locations. Behind the Scenes of Life As a result, in-store revenue for the pre-Mother’s Day Saturday was the strongest in company history, with nearly 23,000 Personalized Photo Candles sold that day and more than 50,000 over the course of the weekend. Importantly, online sales of Personalized Photo Candles also benefited from the advertising, growing nearly 300 percent throughout the campaign. The combination of the television campaign and in-store marketing programs promoting Personalized Photo Candles drew in new customers at nearly double the typical rate. An ideal way to celebrate and capture an array of special moments in addition to holidays like Mother’s Day, Yankee’s Personalized Photo Candles exemplify Newell Brands’ commitment to offering consumers innovative, design-focused products.

Newell Brands 2017 Annual Report 14 Behind the Scenes of Life: Product Innovation Winning with Parents With mid- to high-single-digit sales growth over the past three years, Newell Brands’ Baby business has been one of our best performers — a dramatic proof point that our strategy of investing in consumer insights, design and brand development can generate extraordinary results. In 2017, the Baby team continued its track record of success, focusing on delivering compelling offerings to parents, driving both market share gains and category growth. One of our most exciting innovations this year was the SnugRide® SnugLock® Car Seat, a powerhouse product designed with a hassle-free installation process and a definitive “click” that reassures parents that the car seat has been securely and safely installed. This Snug-Lock technology will be leveraged across a broad set of Graco offerings in 2018 that offer similar safety and reassurance benefits. Generated 49% U.S. revenue via online sales

Newell Brands 2017 Annual Report 15 Behind the Scenes of Life Baby Jogger® also introduced compelling innovation this year with the introduction of the City Select® LUX and City Tour® strollers. City Select LUX offers parents more than 20 riding options for their children, more than any other single-to-double stroller, while City Tour® features a patented quick-fold technology that gives parents the ability to fold the stroller with just one hand, providing the ease and flexibility they need. From a Baby Care perspective, NUK released a new NUK® Bottle platform: the Simply Natural® collection, designed to imitate the bond between a mother and child during breastfeeding. Following intensive product research with experts, including pediatricians, midwives and moms, the product gives baby a close-to-mom feel never before found from a bottle. In Asia, Aprica intoduced its Fladea Grow ISOFIX product, a car seat that supports children from the time a child is born to five years. The Baby Division’s online penetration has grown considerably, with 49 percent of its revenue in the U.S. now generated via online sales, offering parents the convenience and researchability that they desire when purchasing baby products and providing a more seamless buying experience. Graco’s leadership position in the industry and increased investment in product innovation were essential to driving our success in 2017. But the real success was and will continue to be keeping more parents and their children safe, the truest and most important trademark of Newell Brands’ best-in-class Baby Division brands.

Newell Brands 2017 Annual Report 16 Behind the Scenes of Life: Execution Last October, Calphalon cemented its leadership in the cookware industry by solving an everyday kitchen dilemma — space. The Calphalon Premier™ Space Saving Cookware — a first-of-its-kind innovation — securely stacks to save 30 percent more space*. The unique design allows for the cookware to stack and nest in any order**, making it easy for home chefs to stack and store the product any way they want. Ever wonder how such a revolutionary idea comes to fruition? We asked Caleb Gossens, an Industrial Designer at our Design Center in Kalamazoo, Michigan, just that. The concept for space saving cookware came about when Caleb was considering and reviewing previously developed ideas to solve the cookware clutter issue that many consumers face. “Accessibility and organization are the biggest pain points everyone with cookware deals with,” said Caleb. “So how can we make storing and using cookware easier?” From Concept to Execution: Calphalon Premier™ Space Saving Cookware **Average space saved vs. like non-stacking Calphalon cookware items when stacked with like-diameter Premier Space Saving items **Cookware must have same diameter

Newell Brands 2017 Annual Report 17 He began brainstorming the parameters that would successfully accomplish the following goal: being able to nest a full line of cookware — not just a couple of pieces — in any order without compromising on the size of the cookware. This would maximize space and help organize the cupboard, improving convenience and consumer experience with cookware storage. From there, Caleb began designing. After positive feedback from his Design Center teammates, he prepared his prototype and pitched his design to the leadership team in Kalamazoo — and it was well received. Behind the Scenes of Life Calphalon’s brand leaders then fast-tracked the concept immediately into product testing where it was met with extremely high testing scores. Working closely with the engineering, manufacturing, design and brand teams, Caleb led the industrial design of the product and developed an aesthetic that incorporated the premium durable and functional qualities of the Calphalon brand. Fast forward to October, the Calphalon Premier™ Space Saving Cookware hit the shelves to great success in the consumer market. During the fourth quarter, the line accounted for approximately 15 percent of Calphalon’s Cookware sales, and the 10-piece set, which includes every individual Space Saving piece, was one of the brand’s best-selling offerings. The overall success of the launch proves one of Newell Brands’ driving precepts — that an innovative concept paired with smart execution results in remarkable returns. Accessibility and organization are the biggest pain points everyone with cookware deals with. So how can we make storing and using cookware easier? Caleb Gossens, an Industrial Designer at our Design Center in Kalamazoo, Michigan

Newell Brands 2017 Annual Report 18 Operations GOALS & PROGRESS Newell Brands practices good corporate citizenship by working to decrease our operational footprint. Since our April 2016 acquisition of Jarden Corporation, Newell Brands has developed new goals for reducing our impact relative to our 2016 baseline:    Reduce overall energy use by 25 percent by 2025; and    Reduce waste to landfill at top manufacturing sites by 90 percent by 2025. As of the end of 2017, we have reduced energy use by 4 percent and waste to landfill by 20 percent versus 2016. Newell Brands has created discipline in our progress toward these goals through science-based targets, which we initially established in 2015 and are updating to reflect our broader portfolio. We also use a real-time analytics platform for our major facilities that utilizes smart meters and a cloud computing application. With this platform, our manufacturing facilities can visualize energy usage with pinpoint accuracy and receive information critical to improving the efficiency of their equipment. Our customers are also inspiring us to do more. Building upon Walmart’s Project Gigaton, Newell Brands is partnering with Walmart to reduce CO2 emissions by 150,000 metric tons by 2025 across our supply chain. We will accomplish this through changes in transportation, logistics, manufacturing and packaging. SUSTAINABILITY GOVERNANCE Oversight for sustainability at Newell Brands rests with our Sustainability Council, which is comprised of a crossfunctional mix of senior-level employees that help to shape the strategic direction for our sustainability program. This council continues to evolve and expand to reflect our new organization. The council is supported by Sustainability Champions, employees across Newell who lead the charge to improve environmental performance, operational efficiencies and cost savings at their respective locations. These Champions participate in quarterly calls with our Sustainability Council to share initiatives and successes. In 2017, we introduced a new web-based portal for easy access and collaboration. Champions use this platform to share their local success stories, but also to share ideas and engage across the Champions network. In 2017, we had nearly 70 Sustainability Champions and 150 initiatives posted on the web portal. The Deployment Committee continues to onboard new Champions with the goal of having representatives from each of our locations to further drive performance. Environmental, Social and Governance Review

Newell Brands 2017 Annual Report 19 ESG SUCCESS STORIES A Cutting-Edge Solution for Producing Blades Our manufacturing facility in McMinnville, Tennessee produces professional beauty, barber and animal grooming tools under the Oster Professional Products brand. At the heart of the business are the blades that are produced for the finished clippers. A byproduct of blade production is a coolant and water mixture that cannot be ultra-filtered and must be disposed offsite. Five years ago, the facility was generating about 5,000 gallons of this waste coolant water at a disposal cost of roughly $1,750 per week. Since then, the site has invested in a gas-powered evaporation system that boils the water off of waste liquids, leaving only the sludgy solids for disposal. The installation has prevented 750,000 gallons of wastewater from being shipped to the landfill, reducing disposal costs by more than $237,000 over that period. -750,000 gallons of wastewater Shining Light on Energy Savings When a local utility company near Sedalia, Missouri offered a rebate for LED lighting upgrades, our Jostens facility decided to take the plunge. We replaced 72 high bay lights with 31,000-lumen, 225-watt LEDs. The rebates covered the cost of the lights, so all the facility had to pay for were taxes. The facility will also save over the long run: the new lights draw 37 percent less energy than their predecessors, leading to annual savings of $10,000. 37% energy savings Making Corrections for Efficiency Our Liquid Paper facility in Thailand is implementing improvements and boosting employee knowledge in all areas of environmental management. The facility has a goal of reducing electricity consumption by 15 percent and annual water use by 3 percent. Energy reduction projects include updating large equipment, such as chillers, that significantly affect the facility’s energy usage, saving approximately 1 million watts of energy for certain processes. The facility is also currently evaluating the installation of solar panels. In addition, the facility sells all solvents and waste to recyclers and waste management companies. Target of -15% electricity consumption

Newell Brands 2017 Annual Report 20 ESG SOCIAL COMPLIANCE PROGRAMS Newell Brands considers our suppliers to be extensions of our business and, accordingly, expects them to conduct their businesses ethically and in a socially and environmentally responsible manner. In 2017, we updated our social compliance program and harmonized it across all Newell Brands. This included updates to key program materials such as our Vendor Code of Conduct and Responsible Sourcing Manual to outline compliance standards and expectations for suppliers. The program has been recognized as a leader by customers such as Walmart, Costco and CVS. Social compliance audits are one way we learn of supplier risks. We use audits as a starting point to drive long-term sustainable improvements with our suppliers. Audits are conducted against our Vendor Code of Conduct and assess suppliers on laws and regulations, wages and benefits, working hours, labor practices, environmental health and safety and subcontracting. Based upon findings from audits, we develop comprehensive corrective action plans with suppliers that apply root cause analysis with a focus on full issue resolution and continuous improvement. CONTINUOUS IMPROVEMENT We help our suppliers improve through both in-person and online training. In late 2017, we brought together 400 representatives from strategic suppliers across divisions for training events in Shenzhen and Shanghai, China. At these events, we invited suppliers to share how they have been able to drive performance within their own factories and turn challenges into successes. The events culminated with an award ceremony recognizing outstanding suppliers. Training topics included:    Social compliance program and overview    Audit trends, top findings and remediation strategies    Compliance software overview    Establishing effective management systems and best practices    Supplier presentations: examples of factory continuous improvement    Walmart responsible sourcing presentation and program updates    Working hours and continuous improvement    The importance of transparency    Building a proactive culture of fire safety    Environmental protection campaign    Subcontractor management and requirements    Supply chain security Newell also conducts quarterly webinars on topics including corrective action plans, environmental management systems, engagement of factory supervisors and recognizing and preventing forced labor. Divisional trainings with internal teams continue with the goal of driving program awareness and engagement from internal stakeholders. Supply Chain 600 social compliance audits conducted 2017 We use audits as a starting point to drive long-term sustainable improvements with our suppliers.

Newell Brands 2017 Annual Report 21 ESG OUR COMMITMENT Newell Brands reduces environmental impact to our consumers by following three main design principles:    We focus on environmental improvement early in the design process.    We include the entire product life cycle.    We develop design criteria around the environment, without losing focus on key consumer needs. Our product development process requires us to look across the entire value chain as we seek to design, manufacture and market durable products in a sustainable manner. A disciplined life cycle analysis framework calculates the environmental impact of input materials and of the manufacturing, packaging, distribution and use of product, as well as its disposal at end of life. KEY INITIATIVES We are working to remove potentially harmful substances from our products. In 2017, we launched a restricted substances list as part of our chemical management program. The backbone of this program is implemented during the design phase of new product development. This program is on par with those of other leading consumer products companies. In 2017, we also eliminated PVCs from all packaging, and are transitioning to more recyclable materials like PET. Product Responsibility

ESG

Environmentally Responsible

At Newell Brands, we work hard to create products with sustainable attributes:

Rubbermaid and Sistema food storage containers, such as the FreshWorks Produce Saver, replace disposable plastic bags and keep food fresher longer, helping address the global issue of food waste.



Contigo water bottles reduce the need for single-use plastic bottles.





Nearly all of **Eco-Products'** containers, cups and utensils are made from environmentally friendly materials and are recyclable or compostable after use.

Rubbermaid Commercial Products offers recycling bins of all types for consumer and commercial use that make recycling easy, and many are made from recycled or renewable materials that allow building owners to earn LEED credits.



Through its EnviroFree initiative, **Marmot** seeks to reduce chemical applications in the manufacturing process, such as durable water repellent finishes in sportswear products and PVC and phthalate inks in printing.



Rubbermaid Commercial Products' Microburst 3000® aerosol system is powered by the LumeCel™ rechargeable energy system, eliminating the need for alkaline batteries. The unit is also 100 percent recyclable.



Newell Brands 2017 Annual Report 22

Newell Brands 2017 Annual Report 23 $591 $1,224 $1,341 Normalized Net Income in millions 2015 2016 2017 Financial Performance $5.9 $13.3 $14.7 Net Sales in billions 2015 2016 2017 $0.76 $0.76 $0.88 Dividends Per Share 2015 2016 2017 $5.6 Live $2.8 Learn $2.8 Work $2.6 Play $1.0 Other 2017 Net Sales by Segment (in billions) $14.7 $11.3 North America $ 1.8 Europe, Middle East, Africa $ 0.8 Latin America $ 0.8 Asia Pacific 2017 Net Sales by Geography (in billions) $14.7 OUR PERFORMANCE Newell Brands

Newell Brands 2017 Annual Report 24 Corporate Information Newell Brands SHAREHOLDER INFORMATION Copies of this annual report, Newell Brands’ Annual Report on Form 10-K and proxy statement filed with the Securities and Exchange Commission, dividend reinvestment plan information, financial data and other information about Newell Brands ar e available without charge upon request. CONTACT INFORMATION All requests and inquiries should be directed to: Newell Brands Inc. Investor Relations 221 River Street Hoboken, NJ 07030 (800) 424-1941 investor.relations@newellco.com www.newellbrands.com ANNUAL MEETING OF STOCKHOLDERS The annual meeting of stockholders will be held on May 15, 2018, at 9:00 a.m. ET at: W Hotel Hoboken 225 River Street Hoboken, NJ 07030 STOCKHOLDER ACCOUNT MAINTENANCE Communications concerning the transfer of shares, lost certificates, dividends, dividend reinvestment, duplicate mailings or change of address should be directed to the Transfer Agent and Registrar: Computershare Investor Services P.O. Box 30170 College Station, TX 77842-3170 (877) 233-3006 (312) 360-5217 www.computershare.com/investor This annual report should be read in conjunction with Newell Brands’ 2018 proxy statement and the 2017 Form 10-K. Copies of the proxy statement and Form 10-K may be obtained online at www.newellbrands.com. MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS The Company’s common stock is listed on the New York Stock Exchange (symbol: NWL). As of January 31, 2018, there were 10,954 stockholders of record. The following table sets forth the high and low sales prices of the common stock on the New York Stock Exchange Composite Tape for the calendar periods indicated: 2017 2016 Quarters High Low High Low First $50.17 $43.43 $45.57 $33.26 Second 55.08 45.19 49.49 43.11 Third 54.19 40.88 55.45 47.07 Fourth 43.99 27.46 53.22 44.24 The Company has paid regular cash dividends on its common stock since 1947. For 2017, the Company paid a quarterly cash dividend of $0.19 per share in the first quarter and $0.23 per share in each of the second, third and fourth quarters. For 2016, the Company paid a quarterly cash dividend of $0.19 per share in each quarter. Payment of dividends to holders of the Company’s common stock remains at the discretion of the Board of Directors and will depend upon many factors, including the Company’s financial condition, earnings, legal requirements and other factors the Board of Directors deems relevant. ®

CERTAIN LINE ITEMS For the Twelve Months Ended December 31, 2017 (In millions, except per share data) GAAP Measure Project Renewal Costs(1) Non-GAAP Measure Acquisition Transaction Other Loss on Net Gain/(Loss) Advisory Personnel Other Inventory Integration Amortization and Related Divestiture Non-recurring Extinguishment on Sale of Non-recurring Percentage Reported Costs Costs Costs Step-up(2) Costs(3) Costs(4) Costs (5) Costs(6) Items (7) of Debt (8) Businesses (9) Tax items (11) Normalized* of Sales Cost of products sold $ 9,652.9 $ — $ (2.6) $ — $(10.7) $ (20.0) $ (11.7) $ — $ — $(14.6) $ — $ — $ — $9,593.3 65.1% Gross profit 5,089.3 — 2.6 — 10.7 20.0 11.7 — — 14.6 — — — 5,148.9 34.9% Selling, general and administrative expenses 3,666.7 (4.4) (7.5) (0.6) — (246.5) (273.2) (27.4) (34.9) (15.2) — — — 3,057.0 20.7% Restructuring costs 111.9 — — (19.4) — (92.5) — — — — — — — — Impairment charges 85.0 — — — — — (85.0) — — — — — — — Operating income 1,225.7 4.4 10.1 20.0 10.7 359.0 369.9 27.4 34.9 29.8 — — — 2,091.9 14.2% Non-operating (income) expenses (203.3) — — — — — — (2.0) — — (32.3) 713.0 — 475.4 Income before income taxes 1,429.0 4.4 10.1 20.0 10.7 359.0 369.9 29.4 34.9 29.8 32.3 (713.0) — 1,616.5 Income taxes (17) (1,319.8) 1.6 3.7 7.4 3.9 136.1 134.7 10.2 12.8 10.9 10.4 (166.1) 1,429.5 275.3 Net income (loss) from continuing operations 2,748.8 2.8 6.4 12.6 6.8 222.9 235.2 19.2 22.1 18.9 21.9 (546.9) (1,429.5) 1,341.2 Net income (loss) 2,748.8 2.8 6.4 12.6 6.8 222.9 235.2 19.2 22.1 18.9 21.9 (546.9) (1,429.5) 1,341.2 Diluted earnings per share** $ 5.63 $0.01 $0.01 $ 0.03 $ 0.01 $ 0.46 $ 0.48 $ 0.04 $ 0.05 $ 0.04 $ 0.04 $ (1.12) $ (2.93) $ 2.75

CERTAIN LINE ITEMS

For the Twelve Months Ended December 31, 2016
(In millions, except per share data)

	GAAP Measure	Project Renewal Costs[1]												Non-GAAP Measure	
	Reported	Advisory Costs	Personnel Costs	Other Costs	Inventory Step-up[2]	Integration Costs[3]	Acquisition Amortization Costs[4]	Transaction and Related Costs[5]	Divestiture Costs[6]	Product Recall Costs[7]	Net Gain/(Loss) on Sale of Business[8]	Discontinued Operations[10]	Non-recurring Tax items[11]	Normalized*	Percentage of Sales
Cost of products sold	$8,865.2	$ (0.2)	$ (6.3)	$ (7.1)	$(479.5)	$ (5.1)	$ (8.9)	$ –	$ –	$ –	$ –	$ –	$ –	$8,358.1	63.0%
Gross profit	4,398.8	0.2	6.3	7.1	479.5	5.1	8.9	–	–	–	–	–	–	4,905.9	37.0%
Selling, general & administrative expenses	3,223.8	(9.3)	(20.0)	(7.2)	–	(129.5)	(145.8)	(61.7)	(8.4)	(0.7)	–	–	–	2,841.2	21.4%
Restructuring costs	74.9	–	–	(9.9)	–	(65.0)	–	–	–	–	–	–	–	–	
Operating income	1,100.1	9.5	26.3	24.2	479.5	199.6	154.7	61.7	8.4	0.7	–	–	–	2,064.7	15.6%
Non-operating (income) expenses	285.6	–	–	–	–	(64.4)	–	–	–	–	160.2	–	–	381.4	
Income (loss) before income taxes	814.5	9.5	26.3	24.2	479.5	264.0	154.7	61.7	8.4	0.7	(160.2)	–	–	1,683.3	
Income taxes[12]	286.0	3.6	10.0	9.2	168.1	96.2	52.6	32.9	3.2	0.3	(59.3)	–	(143.2)	459.6	
Net income (loss) from continuing operations	528.5	5.9	16.3	15.0	311.4	167.8	102.1	28.8	5.2	0.4	(100.9)	–	143.2	1,223.7	
Net income (loss)	527.8	5.9	16.3	15.0	311.4	167.8	102.1	28.8	5.2	0.4	(100.9)	0.7	143.2	1,223.7	
Diluted earnings per share**	$ 1.25	$0.01	$ 0.04	$ 0.04	$ 0.74	$ 0.39	$ 0.24	$ 0.07	$0.01	$ –	$ (0.24)	$ –	$ 0.34	$ 2.89

CERTAIN LINE ITEMS

For the Twelve Months Ended December 31, 2015
(In millions, except per share data)

	GAAP Measure	Project Renewal Costs[1]												Non-GAAP Measure	
	Reported	Advisory Costs	Personnel Costs	Other Costs	Acquisition and Integration Costs[3]	Divestiture Costs[8]	Product Recall Costs[10]	Pension Settlement Charge[13]	Inventory Charge from the Devaluation of the Venezuelan Bolivar[16]	Charge Resulting from the Devaluation of the Venezuelan Bolivar[7]	Net Asset and Currency Translation Charge – Venezuela[14]	Discontinued Operations[10]	Non-recurring Tax items[11]	Normalized*	Percentage of Sales
Cost of products sold	$3,611.1	$ –	$ (5.2)	$ (6.7)	$ (1.6)	$ –	$ –	$ –	$ (2.6)	$ –	$ –	$ –	$ –	$3,595.0	60.8%
Gross profit	2,304.6	–	5.2	6.7	1.6	–	–	–	2.6	–	–	–	–	2,320.7	39.2%
Selling, general & administrative expenses	1,626.0	(42.1)	(21.5)	(14.4)	(13.4)	(0.2)	(10.2)	(52.1)	–	–	–	–	–	1,472.1	24.9%
Restructuring costs	77.2	–	–	(74.0)	(3.2)	–	–	–	–	–	–	–	–	–	
Operating income	601.4	42.1	26.7	95.1	18.2	0.2	10.2	52.1	2.6	–	–	–	–	848.6	14.3%
Non-operating (income) expenses	263.9	–	–	–	(4.5)	–	–	–	–	(9.2)	(172.7)	–	–	77.5	
Income (loss) before income taxes	337.5	42.1	26.7	95.1	22.7	0.2	10.2	52.1	2.6	9.2	172.7	–	–	771.1	
Income taxes[17]	78.2	15.2	9.9	27.6	8.5	0.1	3.3	19.8	1.1	3.1	7.6	–	6.0	180.4	
Net income (loss) from continuing operations	259.3	26.9	16.8	67.5	14.2	0.1	6.9	32.3	1.5	6.1	165.1	–	(6.0)	590.7	
Net income (loss)	350.0	26.9	16.8	67.5	14.2	0.1	6.9	32.3	1.5	6.1	165.1	(90.7)	(6.0)	590.7	
Diluted earnings per share**	$ 1.29	$ 0.10	$ 0.06	$ 0.25	$ 0.05	$ –	$ 0.03	$ 0.12	$0.01	$0.02	$ 0.61	$(0.33)	$(0.02)	$ 2.18

** Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments. **Totals may not add due to rounding (1) Costs associated with Project Renewal include $15.1 million of project-related costs and $19.4 million of restructuring costs during the twelve months ended December 31, 2017; $50.1 million of project-related costs and $9.9 million of restructuring costs during the twelve months ended December 31, 2016, and $89.9 million of project-related costs and $74.0 million of restructuring costs during the year ended December 31, 2015. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. (2) During the twelve months ended December 31, 2017, the Company recognized $10.7 million of non-cash charges related to the fair value step up of inventory related to the Chesapeake®, Sistema® and WoodWick® (Smith Mountain Industries) acquisitions. During the twelve months ended December 31, 2016, the Company recognized $479.5 million of non-cash charges related to the fair value step up of inventory related to the Jarden acquisition. (3) During the twelve months ended December 31, 2017, the Company incurred $359.0 million of costs (including $92.5 million of restructuring costs) primarily associated with the Jarden integration. During the year ended December 31, 2016, the Company incurred $199.6 million of costs (including $65.0 million of restructuring costs) associated with the integration of Jarden, Elmer’s, Ignite Holdings, LLC, which primarily represent personnel and advisory costs associated with the integration of Jarden. In addition, the Company recognized a $47.6 million loss associated with the termination of the Jarden Bridge Facility and $16.8 million of interest costs associated with borrowing arrangements for the Jarden transaction. During the year ended December 31, 2015, the Company recognized $18.2 million of costs (including $3.2 million of restructuring costs) associated with the acquisition and integration of Ignite Holdings, LLC, bubba brands, Baby Jogger, Elmer’s and the pending Jarden transaction. During the year ended December 31, 2015, the Company recognized $4.5 million of interest expense in connection with bridge loans related to the acquisition of Elmer’s and the pending Jarden transaction. (4) During the twelve months ended December 31, 2017 and 2016, the Company incurred acquisition amortization costs of $284.9 million and $154.7 million, respectively. During the twelve months ended December 31, 2017, the Company recognized $85.0 million of impairment charges, primarily associated with assets of the Winter Sports and Fire building businesses held for sale. (5) During the twelve months ended December 31, 2017, the Company recognized $29.4 million of transaction and related costs, which includes $2.0 million of hedge loss associated with the Sistema® acquisition. During the twelve months ended December 31, 2016, the Company recognized $61.7 million of transaction and related costs associated with the Jarden transaction. (6)During the twelve months ended December 31, 2017, the Company recognized $34.9 million of transaction and related costs primarily associated with the divestiture of the Tools business (excluding Dymo® industrial labeling), and the Winter Sports businesses. During the twelve months ended December 31, 2016, the Company recognized $8.4 million of costs associated with the divestiture of Décor and planned divestiture of Tools (excluding Dymo® industrial labeling). During the year ended December 31, 2015, the Company recognized $0.2 million of costs associated with the planned divestiture of Décor. (7) During the twelve months ended December 31, 2017, the Company incurred $14.6 million of fire-related losses and costs, net of recoveries, in the Writing business; $13.0 million of bad debt related to a customer in the Baby business; and $2.2 million of consulting expenses for new accounting standards adoption. During the twelve months ended December 31, 2016, the Company recorded $0.7 million of charges associated with the Graco® recall. (8) During the twelve months ended December 31, 2017, the Company incurred a $32.3 million loss related to the extinguishment of debt, consisting of a make-whole payment of $34.2 million and fees, partially offset by $1.9 million of non-cash write-offs. (9) During the twelve months ended December 31, 2017 and 2016, the Company recognized $713.0 million of net gains related to the sale of businesses, primarily Tools and Winter Sports businesses, and $160.2 million related to the divestiture of Décor, respectively. During the twelve months ended December 31, 2017, the Company recognized $166.1 million of net tax expense attributed to the gain on sale, withholding taxes, and outside basis differences primarily related to the dispositions of the Tools and Winter Sports businesses. (10) During the twelve months ended December 31, 2016, the Company recognized net loss of $0.7 million in discontinued operations. During the year ended December 31, 2015, the Company recognized a net loss of $4.9 million in discontinued operations primarily associated with Endicia and certain Culinary businesses and a $95.6 million net gain from the sale of Endicia. (11) During the twelve months ended December 31, 2017, the Company recognized a benefit of $1.5 billion related to tax reform due to the revaluation of its deferred tax liabilities for the change in the U.S. tax rate from 35% to 21%; $195.0 million of tax expense related to the mandatory repatriation tax; and $87.2 million of tax benefit to reverse the Company’s APB 23 liability on historical Jarden earnings. During the twelve months ended December 31, 2016, the Company recognized $164.2 million of deferred tax expense related to the difference between the book and tax basis in the Tools business and ($21.0) million of deferred tax benefit related to statutory tax rate changes in France affecting Jarden acquired intangibles. During the year ended December 31, 2015, the Company recognized $6.0 million of non-recurring income tax benefits resulting from the resolution of income tax contingencies. (12) During the year ended December 31, 2015, the Company recognized $10.2 million of charges associated with the Graco product recall. (13) During the year ended December 31, 2015, the Company settled U.S. pension liabilities for certain participants with plan assets which resulted in $52.1 million of non-cash settlement charges. (14) During the year ended December 31, 2015, the Company recognized an increase of $2.6 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar. (15) During the year ended December 31, 2015, the Company recognized foreign exchange losses of $9.2 million resulting from the devaluation of and subsequent changes in the exchange rate for the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations. (16) During the year ended December 31, 2015, the Company recognized charges resulting from the deconsolidation of its Venezuela operations, including $133.0 million of charges associated with the write-off of Venezuela net assets and $39.7 million of charges associated with the write-off of currency translation adjustments included in equity that arose before the application of hyperinflationary accounting for Venezuela in 2010. (17) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “”with”” and “”without”” approach to determine normalized income tax expense. Newell Brands 2017 Annual Report 28 Newell Brands Reconciliation of GAAP and Non-GAAP Information

Newell Brands 2017 Annual Report 29 Newell Brands ADDITIONAL INFORMATION In connection with Newell Brands’ 2018 Annual Meeting of Shareholders, Newell Brands will file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to the shareholders of record entitled to vote at the 2018 Annual Meeting a definitive proxy statement and other documents, including a WHITE proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. When filed with the SEC, the definitive proxy statement and WHITE proxy card will also be mailed to shareholders of record. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Newell Brands at its website, www.newellbrands.com, or through a request in writing sent to Newell Brands at 221 River Street, Hoboken, New Jersey, 07030, Attention: General Counsel. PARTICIPANTS IN SOLICITATION The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2018 Annual Meeting. The participants in the solicitation of proxies in connection with the 2018 Annual Meeting are currently anticipated to be the Company, David L. Atchison, Patrick D. Campbell, James R. Craigie, Debra A. Crew, Brett Icahn, Andrew Langham, Courtney R. Mather, Michael B. Polk, Judith A. Sprieser, Steven J. Strobel, Michael A. Todman, Ralph Nicoletti, Mark S. Tarchetti, William A. Burke, Bradford Turner, Nancy O’Donnell, Sofya Tsinis, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn. As of the date hereof, Ms. Crew beneficially owns 30 shares of common stock of the Company, par value $1.00 (the “Common Stock”). Mr. Craigie beneficially owns 3,175 shares of Common Stock, which includes 1,594 shares held in trusts, 797 shares each, for the benefit of Mr. Craigie’s children. Mr. Polk beneficially owns 1,353,392 shares of Common Stock, which includes 225,872 shares of Common Stock issuable pursuant to stock options and RSUs currently exercisable or exercisable or vesting within 60 days and includes 332,925 shares held in grantor retained annuity trusts for the benefit of Mr. Polk’s children and 47,303 shares held in trust by Mr. Polk’s wife. Mr. Strobel beneficially owns 50,707 shares of Common Stock. Mr. Todman beneficially owns 54,949 shares of Common Stock. Mr. Nicoletti beneficially owns 14,788 shares of Common Stock, which includes 25 shares held in a revocable trust by Mr. Nicoletti’s wife, 193 shares in an IRA and 14,570 held in a revocable trust. Mr. Tarchetti beneficially owns 260,949 shares of Common Stock. Mr. Burke beneficially owns 175,046 shares of Common Stock. Mr. Turner beneficially owns 14,134 shares of Common Stock. Ms. O’Donnell beneficially owns 6,855 shares of Common Stock. As of the date hereof, Ms. Sprieser and Ms. Tsinis do not beneficially own any shares of Common Stock. As of the date hereof, High River Limited Partnership has sole voting power and sole dispositive power with regard to 6,658,602 shares of Common Stock (including shares of Common Stock underlying forward contracts). Each of Hopper Investments LLC, Barberry Corp. and Mr. Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Partners Master Fund LP has sole voting power and sole dispositive power with regard to 10,836,710 shares of Common Stock (including shares of Common Stock underlying forward contracts). Each of Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Mr. Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Partners LP has sole voting power and sole dispositive power with regard to 15,797,701 shares of Common Stock (including shares of Common Stock underlying forward contracts). Each of Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises GP, Beckton Corp. and Mr. Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Mr. Brett Icahn has sole voting power and sole dispositive power with regard to 500,000 shares of Common Stock, including 250,000 shares of Common Stock beneficially owned by a charitable foundation controlled by Mr. Brett Icahn. As of the date hereof, Messrs. Atchison, Campbell, Langham and Mather do not beneficially own any shares of Common Stock. Certain information concerning these participants is also set forth in the Company’s definitive proxy statement, dated March 30, 2017, for its 2017 annual meeting of shareholders as filed with the SEC on Schedule 14A and the Company’s Current Reports, dated August 24, 2017, January 21, 2018, February 16, 2018, February 22, 2018 and March 19, 2018, as filed with the SEC on Form 8-K. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2018 Annual Meeting and other relevant materials will be filed with the SEC when they become available.

Newell Brands 2017 Annual Report 30 Newell Brands CAUTION CONCERNING FORWARD-LOOKING STATEMENTS Statements in these materials, other than those of historical fact, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements generally can be identified by the use of words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. The Company cautions that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. In addition, there are no assurances that the Company will complete any or all of the potential transactions, and other initiatives referenced in this release. Actual results may differ materially from those expressed or implied in the forwardlooking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:    uncertainties regarding future actions that may be taken by Starboard Value LP (together with its affiliates, “Starboard”) in furtherance of its stated intention to nominate director candidates for election at Newell Brands’ 2018 Annual Meeting;    potential operational disruption caused by Starboard’s actions that may make it more difficult to maintain relationships with customers, employees or suppliers;    the Company’s dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;    competition with other manufacturers and distributors of consumer products;    major retailers’ strong bargaining power and consolidation of the Company’s customers;    the Company’s ability to improve productivity, reduce complexity and streamline operations;    the Company’s ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;    risks related to the Company’s substantial indebtedness, potential increases in interest rates or changes in the Company’s credit ratings;    the Company’s ability to effectively accelerate its transformation plan and explore and execute its strategic options;    the Company’s ability to complete planned acquisitions and divestitures, to integrate Jarden and other acquisitions and unexpected costs or expenses associated with acquisitions or dispositions;    changes in the prices of raw materials and sourced products and the Company’s ability to obtain raw materials and sourced products in a timely manner;    the risks inherent to the Company’s foreign operations, including currency fluctuations, exchange controls and pricing restrictions;    a failure of one of the Company’s key information technology systems or related controls;    future events that could adversely affect the value of the Company’s assets and require impairment charges;    the impact of United States or foreign regulations on the Company’s operations, including environmental remediation costs;    the potential inability to attract, retain and motivate key employees;    the resolution of tax contingencies resulting in additional tax liabilities;    product liability, product recalls or related regulatory actions;    the Company’s ability to protect its intellectual property rights;    significant increases in the funding obligations related to the Company’s pension plans; and    other factors listed from time to time in the Company’s filings with the SEC including, but not limited to, the Company’s most recent Annual Report on Form 10-K. The information contained in these materials is as of the date indicated. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

EXHIBIT 2

From: Employee Communications Sent: Friday, April 6, 2018 11:29 AM To: All Employees Globally Subject: View Our Annual Report and a Letter to Shareholders

April 6, 2018

Colleagues:

Today we released Newell Brands’ 2017 Annual Report, our yearly report highlighting some of our top projects, innovations and initiatives from the past year. You can view these stories and read a message from our CEO, Michael Polk, on the Annual Report’s interactive website.

In addition, you can view a letter to shareholders, beginning on page three of this morning’s filing with the Securities and Exchange Commission (SEC), on the Investor Relations page of the Newell Brands website.

As a reminder, if you receive inquiries from the media, analysts, investors or other third parties, please forward them to Nancy O’Donnell, senior vice president, Investor Relations and Corporate Communications, or Michael Sinatra, director, External Communications. If you have questions, contact Beth Stellato, director, Corporate Communications.

Additional Information

In connection with Newell Brands’ 2018 Annual Meeting of Shareholders, Newell Brands has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement and other documents, including a WHITE proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and other interested parties may obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Newell Brands at its website, www.newellbrands.com, or through a request in writing sent to Newell Brands at 221 River Street, Hoboken, New Jersey, 07030, Attention: General Counsel, or by contacting Newell Brands’ proxy solicitor, Morrow Sodali at (800) 662-5200 or at NWLinfo@morrowsodali.com.

Caution Concerning Forward-Looking Statements

Statements in this email, other than those of historical fact, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements generally can be identified by the use of words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. The Company cautions that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. In addition, there are no assurances that the Company will complete any or all of the potential transactions, or other initiatives referenced here. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•	uncertainties regarding future actions that may be taken by Starboard in furtherance of its stated intention to nominate director candidates for election at Newell Brands’ 2018 Annual Meeting;

•	potential operational disruption caused by Starboard’s actions that may make it more difficult to maintain relationships with customers, employees or suppliers;

•	the Company’s dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of the Company’s customers;

•	the Company’s ability to improve productivity, reduce complexity and streamline operations;

•	the Company’s ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to the Company’s substantial indebtedness, potential increases in interest rates or changes in the Company’s credit ratings;

•	the Company’s ability to effectively accelerate its transformation plan and explore and execute its strategic options;

•	the Company’s ability to complete planned acquisitions and divestitures, to integrate Jarden and other acquisitions and unexpected costs or expenses associated with acquisitions or dispositions;

•	changes in the prices of raw materials and sourced products and the Company’s ability to obtain raw materials and sourced products in a timely manner;

•	the risks inherent to the Company’s foreign operations, including currency fluctuations, exchange controls and pricing restrictions;

•	a failure of one of the Company’s key information technology systems or related controls;

•	future events that could adversely affect the value of the Company’s assets and require impairment charges;

•	the impact of United States or foreign regulations on the Company’s operations, including environmental remediation costs;

•	the potential inability to attract, retain and motivate key employees;

•	the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	the Company’s ability to protect its intellectual property rights;

•	significant increases in the funding obligations related to the Company’s pension plans; and

•	other factors listed from time to time in the Company’s filings with the SEC including, but not limited to, the Company’s most recent Annual Report on Form 10-K.

The information contained in this email is as of the date indicated. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.